Target Asset Allocation Funds
For the fiscal period ended 07/31/07
File number 811-08915

                     Target Asset Allocation Funds
                  Target Conservative Allocation Fund
                    Target Moderate Allocation Fund
                     Target Growth Allocation Fund

               Supplement dated January 31, 2007, 2006 to
Prospectus and Statement of Additional Information (SAI) dated October 2, 2006


D. SCOTT TRACY HAS JOINED BILL WOLFENDEN AS A PORTFOLIO MANAGER FOR THE PORTION OF EACH OF THE TARGET CONSERVATIVE ALLOCATION FUND, TARGET MODERATE ALLOCATION FUND, AND TARGET GROWTH ALLOCATION FUND ADVISED BY RS INVESTMENTS.

To reflect these changes, the indicated sections of the Prospectus and SAI are revised as set forth below:

The section of the prospectus entitled " How the Funds Are Managed-Subadvisers and Portfolio Managers" is amended by deleting the existing discussion pertaining to Mr. Wolfenden appearing on page 50 of the prospectus and substituting the following new discussion::

Bill Wolfenden and D. Scott Tracy are the co-portfolio managers for the portion of the Funds managed by RS Investments. Mr. Wolfenden is a Principal of RS Investments and the Portfolio Manager of the Small-Cap Growth accounts. Prior to joining RS in April 2001, he was at Dresdner RCM Global Investors since 1994, where he served on the micro-cap and small-cap growth investment management teams. Mr. Wolfenden has managed the Portfolio since November 2002.

Mr. Tracy is a vice president at RS Investments. Prior to joining RS Investments in 2001, he spent three years at Shoreline Investment Management, the in-house asset management arm of Hewlett-Packard, where his research focus included technology and industrial companies. He has also served as an equity analyst at Montgomery Securities. Mr. Tracy holds a B.A. in history from Trinity College and an M.B.A. from the University of California at Berkeley. He is also a Chartered Financial Analyst. Mr. Tracy has managed the RS portion of each Fund since January 2007.

The table for each Fund appearing in Part I of the SAI in the section entitled "Management & Advisory Arrangements-Additional Information About the Portfolio Managers-Other Accounts and Ownership of Fund Securities" is hereby amended by adding the following information pertaining to Mr Tracy. The information provided is as of December 31, 2006.

PORTFOLIO MANAGER(S)                D. Scott Tracy
REGISTERED INVESTMENT COMPANIES     None
OTHER POOLED INVESTMENT VEHICLES    None
OTHER ACCOUNTS                      None
OWNERSHIP OF FUND SECURITIES        None